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                                   EXHIBIT 16.1




June 26, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read the first three paragraphs of Item 4 included in the Form 8-K of Capri Corp. dated June 26, 2001 to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/s/ Klesman Halper & Co., P.C.




cc:   N. James Triaca, Controller, Capri Corp.